EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements Nos. 333-136063, 333-141413 and 333-149721 on Form S-8 of our reports dated March 11, 2009, relating (1) to the consolidated financial statements of Techwell Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007), and (2) the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Techwell Inc. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 11, 2009